Exhibit 99.1

NEWS RELEASE

For further information, please contact Earle A. MacKenzie at 540-984-5192.

SHENANDOAH TELECOMMUNICATIONS COMPANY DECLARES DIVIDEND AND
REPORTS THIRD QUARTER 2006 FINANCIAL RESULTS

EDINBURG, VA, (October 25, 2006) – The Board of Directors of Shenandoah Telecommunications Company (Shentel; NASDAQ: SHEN) declared a regular cash dividend of $0.48 per share and a special cash dividend of $0.27 per share. The regular dividend is an increase of $0.02 per share or 4.3 % over the 2005 dividend. The special dividend is a distribution of a portion of the gain that the Company recorded in the first quarter of 2006 from the liquidation of its investment in the Rural Telephone Bank (RTB). Both dividends will be payable December 1, 2006, to shareholders of record on November 15, 2006. Total payout to shareholders will be approximately $5.8 million.

Shenandoah Telecommunications Company also announced unaudited financial results for the third quarter of 2006. Net income for the third quarter increased to $3.4 million from $3.1 million for the same period in 2005. Year-to-date net income was $14.7 million, an increase of $6.8 million which is primarily due to the one-time net of tax gain of $6.5 million the Telephone Company recorded related to the RTB liquidation. Fully diluted earnings per share for the third quarter of 2006 were $0.43 and year-to-date $1.89, compared to $0.40 and $1.02 for the same periods last year respectively.

Third Quarter Highlights

For the quarter ended September 30, 2006, net income was $3.4 million, compared to $3.1 million in the third quarter of 2005. The Company’s total revenues for the third quarter of 2006 were $42.6 million, compared to $37.3 million for the same quarter in 2005, an increase of $5.3 million or 14.2%. The Company’s revenue growth was driven primarily by an increase in its PCS business. Operating income for the quarter was $5.9 million, an increase of $0.3 million from the third quarter of 2005. The increase was a result of continued growth in the Company’s PCS operations, offset by the loss by Converged Services (NTC).

PCS Operations

The Company’s growth in wireless continued as a Sprint PCS Affiliate of Sprint Nextel, with third quarter net income of $2.6 million, an increase over the 2005 third quarter of $0.6 million. The third quarter of 2005 included a $750,000 pre-tax settlement for the recovery of network costs for the period 2001 to 2004. Year-to-date net income was $6.0 million, compared to $3.9 million in 2005. PCS revenue increased by $4.9 million or 19.9%, to a total of $29.5 million for the third quarter of 2006, compared to the same period last year. Year-to-date PCS revenue was $83.5 million, an increase of 20.4% compared to the first nine months of 2005. The Company’s Sprint Nextel retail wireless customer count at September 30, 2006 was 141,594. During the third quarter, net retail customer activations were 7,035, an increase of 61% compared to the third quarter of 2005. Year-to-date, net retail customer activations were 18,619, a 34.3% increase compared to the same period last year. Not included in the Company’s customer count, net wholesale customers at September 30, 2006 were 42,264, an increase of 2,251 in the third quarter. Wholesale customers used 17.9 million minutes on the Company’s network, compared to 15.3 million minutes in the third quarter of 2005. The Company’s third quarter churn was 1.9% compared to 2.1% in the third quarter of 2005. The PCS operating income was $4.5 million in the third quarter of 2006, compared to $3.7 million in the third quarter of 2005. Year-to-date operating income was $11.2 million, an increase of 46.8% over 2005.

Telephone Operations

Third quarter net income for the local telephone operations was $2.3 million, an increase of $0.4 million or 18.5% from the same quarter last year. The operating income of the local telephone operations for the third quarter of 2006 was $3.5 million, an increase of $0.4 million from 2005. Telephone had 24,849 access lines at September 30, 2006, a decrease of 86 during the third quarter, but an increase of 109 from December 31, 2005.

Converged Services (NTC)

Revenue for the third quarter of 2006 was $2.4 million, an increase of $0.1 million from the same quarter last year. Operating loss was $1.9 million for the third quarter of 2006, compared to a $1.5 million loss for the same period in 2005. The increase in operating loss was due primarily to an increase in depreciation expense and expenses related to building a new system to automate customer activations. At September 30, 2006, NTC was providing voice, video and/or data services primarily to off-campus college students, located in 108 multiple dwelling complexes.

Other Operations

The Company ended the third quarter with 16,681 Dial-up and Broadband Internet customers, of which 5,967 access the service through Digital Subscriber Lines (DSL). DSL customers increased 11.1% in the third quarter and 46.9% from September 30, 2005. Dial-up customers decreased by 798 in the third quarter and 1,816 year to date. Dial-up customers, primarily outside of the Company’s DSL footprint, continue to migrate to other high-speed alternatives.

Other Information

The Company’s 2006 third quarter capital expenditures and commitments were $6.2 million and it had cash and cash equivalents at September 30, 2006 of $15.1 million. During the third quarter, the Company repaid all $4.5 million of its RTB debt held by its Telephone subsidiary. At September 30, 2006, the debt/equity ratio was 0.19; and debt as a percent of total assets was 12.8%.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company is a holding company that provides a broad range of telecommunications services through its operating subsidiaries. The Company is traded on the NASDAQ National Market under the symbol “SHEN.” The Company’s operating subsidiaries provide local and long distance telephone, Internet and data services, cable television, wireless voice and data services, alarm monitoring, and telecommunications equipment, along with many other associated solutions in the Mid-Atlantic and Southeastern United States.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management’s projections, forecasts, estimates and expectations is available in the Company filings with the SEC including the Company’s 2005 Annual Report on Form 10-K. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors. The Company expressly disclaims any obligation to update or review any forward-looking statements contained in this release.

SHENANDOAH TELECOMMUNICATIONS COMPANY

SUMMARY FINANCIAL INFORMATION (unaudited)

(In thousands, except per share amounts)

Condensed Consolidated Balance Sheets

	September 30, 2006	December 31, 2005
Cash and cash equivalents	$15,073	$2,572
Other current assets	16,742	18,229
Total securities and investments	6,950	7,365
Property, plant and equipment	270,411	257,382
Less accumulated depreciation	(112,873)	(95,144)

Net property, plant and equipment	157,538	162,238
Other assets, net	14,393	14,517

Total assets	$210,696	$204,921

Current liabilities, exclusive of current maturities
of $4,075 and $4,526, respectively	$15,940	$18,215
Long and short-term debt	27,022	35,918
Total other liabilities	29,111	29,188

Total shareholders’ equity	138,623	121,600

Total liabilities and shareholders‘ equity	$210,696	$204,921

SHENANDOAH TELECOMMUNICATIONS COMPANY

SUMMARY FINANCIAL INFORMATION

(unaudited)

(In thousands, except per share amounts)

Condensed Consolidated Statements
of Income

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
		(Restated)		(Restated)
Revenues	$42,594	$37,314	$123,820	$107,166

Cost of goods and services	18,253	15,446	52,691	44,657
Depreciation	6,613	5,354	20,266	16,269
Selling, general and administrative	11,801	10,858	36,012	31,609

Operating income	5,927	5,656	14,851	14,631

Interest expense	599	777	1,857	2,400
Other (income)/expense	(179)	(266)	(11,340)	(520)
Income tax provision	2,126	2,044	9,547	4,856

Net income before change in accounting	3,381	3,101	14,787	7,895
Cumulative effect of a change in
accounting, net of income taxes	—	—	77	—

Net income	$3,381	$3,101	$14,710	$7,895

Income (loss) per share:
Basic net income (loss) per share:
Continuing operations	$0.44	$0.40	$1.92	$1.03
Cumulative effect of a change in
accounting, net of income taxes	—	—	(0.01)	—

Net Income per Share Basic	$0.44	$0.40	$1.91	$1.03

Diluted net income (loss) per share:
Continuing operations	$0.43	$0.40	$1.90	$1.02
Cumulative effect of a change in
accounting, net of income taxes	—	—	(0.01)	—

Net Income per Share Diluted	$0.43	$0.40	$1.89	$1.02

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